- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                 SCHEDULE 14A
                           SCHEDULE 14A INFORMATION
                 PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                               ----------------

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Definitive Proxy Statement
[x] Definitive Additional Materials
[ ] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                               ----------------

                         SANTA FE PACIFIC CORPORATION
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                         SANTA FE PACIFIC CORPORATION
                (NAME OF PERSON(S) FILING PROXY STATEMENT)

                               ----------------

Payment of Filing Fee (Check the appropriate box):(/1/)

[ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).
[x] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
  1) Title of each class of securities to which transaction applies: Santa Fe Pacific Corporation common stock, par value $1.00 per share.
  2) Aggregate number of securities to which transaction applies: 186,523,992 shares of Santa Fe Pacific Corporation common stock.
  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: $52 3/8(/2/)
  4) Proposed maximum aggregate value of transaction: $2,637,682,402(/2/)

(/1/) The filing fee previously was paid with the initial filing of the preliminary proxy materials on August 8, 1994.

(/2/) For purposes of calculating the filing fee only. Upon consummation of the Merger, each outstanding share of Santa Fe Pacific Corporation common stock, par value $1.00 per share, would have been converted into the right to receive 0.27 shares of Burlington Northern Inc. common stock, no par value. The proposed maximum aggregate value of the transaction described in the preliminary proxy materials is equal to one-fiftieth of one percent of $2,637,682,402 (calculated based on the number of shares of Santa Fe Pacific Corporation common stock outstanding as of June 30, 1994, the average of the high and low reported prices of Burlington Northern Inc. common stock on August 5, 1994 and the exchange ratio of 0.27).

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  1) Amount Previously Paid: ..........
  2) Form, Schedule or Registration
     Statement No.: ...................
  3) Filing Party: ....................
  3) Date Filed: ......................

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                     LOGO
                         SANTA FE PACIFIC CORPORATION
                              1700 EAST GOLF ROAD
                        SCHAUMBURG, ILLINOIS 60173-5860

                                                               January 25, 1995

DEAR STOCKHOLDER:

  I am happy to report that the merger agreement between Santa Fe Pacific Corporation ("Santa Fe") and Burlington Northern Inc. ("Burlington Northern") has been amended to permit, under certain circumstances, stock repurchases by Santa Fe that would result in an increase in the exchange ratio for the merger. The amendment allows Santa Fe to repurchase up to 10 million of its shares between the closing of the Burlington Northern-Santa Fe tender offer and the consummation of the merger if certain conditions are satisfied. Because the total number of shares Burlington Northern will issue in the merger will be unaffected by these repurchases, the effect of any repurchases will be to increase the exchange ratio. If Santa Fe purchases all 10 million shares, the exchange ratio will be adjusted upwards from .40 to a maximum of .4347 shares of Burlington Northern common stock for each Santa Fe share.

  The joint tender offer by Burlington Northern and Santa Fe to purchase 63 million Santa Fe shares at $20 per share is not affected by this amendment.

  The Special Meeting of Stockholders of Santa Fe to vote on the merger will be held at the Arlington Park Hilton Conference Center, 3400 West Euclid Avenue, Arlington Heights, Illinois on February 7, 1995 at 3:00 p.m., Chicago time.

  The attached Supplemental Joint Proxy Materials reflect the recent amendment to the merger agreement. You should review both the attached Supplemental Joint Proxy Materials and the Original Joint Proxy Statement/Prospectus carefully.

  The merger will provide significant benefits to Santa Fe's stockholders. In their application to the Interstate Commerce Commission (the "ICC") for approval of the merger, Burlington Northern and Santa Fe state that the merger is expected to result in an increase in operating income of approximately $560 million per year, most of which will be achieved in the first three years following the merger.

  There can be no assurance that these potential benefits will be realized or that the ICC will not impose conditions on the operations of the merged entity that will affect its ability to fully achieve any one or more of these benefits. Moreover, in order to achieve the increases in operating income mentioned above, it is expected that certain nonrecurring cash costs would be incurred, which would include relocation, employee separation and retraining and capital improvement costs. The ICC application states that those costs are approximately $350 million, a substantial portion of which will be incurred during the first year following consummation of the Burlington Northern-Santa Fe merger. Additionally, the expected increase in operating income does not include the noncash effects of applying purchase accounting, which will reduce operating income. A more detailed description of what Burlington Northern and Santa Fe have stated in the ICC application, as well as some important caveats about this information, is provided on pages 88 through 90 of the Original Joint Proxy Statement/Prospectus.

  As you are probably aware, Union Pacific Corporation ("Union Pacific") has made a competing proposal to acquire Santa Fe (the "Union Pacific Proposal"). Santa Fe's Board of Directors recommends that you do not tender your shares to Union Pacific. The Board has determined that the Union Pacific Proposal is less favorable for Santa Fe shareholders than the transactions under Santa Fe's amended merger agreement with Burlington Northern.

  In reaching this determination, the Santa Fe Board concluded that a Burlington Northern-Santa Fe combination is an excellent strategic fit, presents substantial long-term benefits because of anticipated increases in operating income from the merger (which are expected to result from both operating efficiencies and increased revenues) and is likely to receive ICC approval, or approval from any government agency or executive department to which the present ICC jurisdiction over railroad mergers is likely to be transferred. The Burlington Northern-Santa Fe tender offer allows shareholders who wish to do so to receive cash for a portion of their shares without waiting for regulatory approval, while at the same time the Burlington Northern-Santa Fe merger agreement allows stockholders to participate on a tax-free basis in the ownership of the combined company.

  The Board also believes that, given the substantial long-term benefits of a Burlington Northern-Santa Fe merger, the value of the aggregate consideration available to Santa Fe's stockholders under the Burlington Northern-Santa Fe tender offer and merger exceeds the value of the consideration available to Santa Fe's stockholders under the Union Pacific Proposal. In addition, the stock to be received in the Burlington Northern-Santa Fe merger would be tax-free while the Union Pacific Proposal would be a fully taxable transaction.

  YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE BURLINGTON NORTHERN-SANTA FE MERGER AND RECOMMENDS THAT YOU VOTE FOR THE BURLINGTON NORTHERN-SANTA FE MERGER.

  Whether or not you plan to attend the Special Meeting, PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING WHITE PROXY CARD WITH A BLUE STRIPE AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE. If you have already submitted a proxy card, you do not need to submit the accompanying proxy card unless you wish to change your vote. A vote indicated on a previously submitted proxy card will be deemed to be a corresponding vote on the merger, including the modification described above, unless you submit a subsequent proxy card changing your vote. Your prompt cooperation is greatly appreciated.

  If you are present at the Special Meeting, you may, of course, withdraw your proxy and vote your shares in person.

                                          Very truly yours,

                                          LOGO
                                          Robert D. Krebs
                                          Chairman, President and Chief
                                           Executive Officer

                          SANTA FE PACIFIC CORPORATION

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD FEBRUARY 7, 1995

TO THE STOCKHOLDERS OF SANTA FE PACIFIC CORPORATION:

  A Special Meeting of Stockholders of Santa Fe Pacific Corporation ("SFP") will be held at the Arlington Park Hilton Conference Center, 3400 West Euclid Avenue, Arlington Heights, Illinois on February 7, 1995 at 3:00 p.m., Chicago time, for the purpose of considering and voting upon the following:

    1. The approval and adoption of an Agreement and Plan of Merger dated as of June 29, 1994, as amended by an Amendment thereto dated as of October 26, 1994, Amendment No. 2 thereto dated as of December 18, 1994 and Amendment No. 3 thereto dated as of January 24, 1995 (as so amended, the "Merger Agreement") between Burlington Northern Inc. ("BNI") and SFP. A copy of Amendment No. 3 is set forth as Appendix A to the attached Supplemental Joint Proxy Materials. Pursuant to the Merger Agreement, among other things, (i) SFP is to merge with and into BNI (the "Merger"), with BNI to be the surviving corporation in the Merger, (ii) each share of common stock, par value $1.00 per share, of SFP outstanding at the effective time of the Merger (other than shares held by SFP as treasury stock or held by BNI or its subsidiaries) will be converted into the right to receive between 0.40 shares and 0.4347 shares of common stock, no par value, of BNI and (iii) BNI will issue up to 63 million shares of its common stock to SFP stockholders, all as more fully set forth in the Merger Agreement and described in the attached Supplemental Joint Proxy Materials and the Joint Proxy Statement/Prospectus of BNI and SFP dated January 13, 1995 previously distributed to SFP stockholders (the "Original Joint Proxy Statement/Prospectus"). These Supplemental Joint Proxy Materials modify and supersede certain information in the Original Joint Proxy Statement/Prospectus and should be read in conjunction with the Original Joint Proxy Statement/Prospectus.

    2. Such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

  Only stockholders of record at the close of business on December 27, 1994 are entitled to receive notice of and to vote at the Special Meeting or any adjournment or postponement thereof.

  Whether or not you expect to attend the Special Meeting, please fill in, date and sign the accompanying WHITE PROXY CARD WITH A BLUE STRIPE and mail it promptly in the enclosed prepaid return envelope. If you have already submitted the previously distributed proxy card, you do not need to submit the accompanying proxy card unless you wish to change your vote. A vote indicated on a previously submitted proxy card will be deemed to be a corresponding vote on the Merger Agreement unless you submit a subsequent proxy card changing your vote. If you attend the Special Meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

                                          By Order of the Board of Directors.

                                          /s/ M.K. Morgan
                                          --------------------
                                          Marsha K. Morgan
                                          Corporate Secretary

Schaumburg, Illinois
January 25, 1995

                            BURLINGTON NORTHERN INC.
                                      AND
                          SANTA FE PACIFIC CORPORATION

                               ----------------

                       SUPPLEMENTAL JOINT PROXY MATERIALS
                      FOR SPECIAL MEETINGS OF STOCKHOLDERS
                          TO BE HELD FEBRUARY 7, 1995

                               ----------------

  These Supplemental Joint Proxy Materials relate to the proposed merger (the "Merger") of Santa Fe Pacific Corporation, a Delaware corporation ("SFP"), with and into Burlington Northern Inc., a Delaware corporation ("BNI"), pursuant to the Agreement and Plan of Merger dated as of June 29, 1994, as amended by an Amendment thereto dated as of October 26, 1994, Amendment No. 2 thereto dated as of December 18, 1994 and Amendment No. 3 thereto dated as of January 24, 1995. These Supplemental Joint Proxy Materials are being furnished to stockholders of each of BNI and SFP in connection with the solicitation of proxies to be used at the respective Special Meetings of BNI and SFP to be held for the purposes described herein and in the Original Joint Proxy Statement/Prospectus referred to below.

  These Supplemental Joint Proxy Materials modify and supersede certain information included in the Joint Proxy Statement/Prospectus dated January 13, 1995 of BNI and SFP previously distributed to BNI and SFP stockholders (the "Original Joint Proxy Statement/Prospectus") and should be read in conjunction with the Original Joint Proxy Statement/Prospectus. Capitalized terms used but not defined herein shall have the meanings assigned to those terms in the Original Joint Proxy Statement/Prospectus.

  All information contained herein concerning BNI has been furnished by BNI, and all information herein concerning SFP has been furnished by SFP. BNI has represented and warranted to SFP, and SFP has represented and warranted to BNI, that the particular information so furnished is true and complete.

  These Supplemental Joint Proxy Materials and the accompanying forms of proxy are first being mailed to stockholders of each of BNI and SFP on or about January 26, 1995.

                               ----------------

   The date of these Supplemental Joint Proxy Materials is January 25, 1995.

                                  INTRODUCTION

  On June 29, 1994, Burlington Northern Inc. ("BNI") and Santa Fe Pacific Corporation ("SFP") entered into the Agreement and Plan of Merger (the "Original Merger Agreement" and, as amended to the date hereof, the "Merger Agreement"), pursuant to which SFP would be merged with and into BNI and stockholders of SFP would become stockholders of BNI. Pursuant to the Original Merger Agreement, each share of common stock, par value $1.00 per share, of SFP (the "SFP Common Stock") would have been converted into 0.27 shares of common stock, no par value per share, of BNI (the "BNI Common Stock") upon consummation of the merger contemplated thereby. Special meetings of the stockholders of BNI and SFP to consider and approve the Original Merger Agreement were scheduled for November 18, 1994, and a Joint Proxy Statement/Prospectus dated October 12, 1994 of BNI and SFP was distributed by BNI and SFP to their respective stockholders.

  On October 26, 1994, BNI and SFP entered into an Amendment to the Original Merger Agreement to increase the exchange ratio in the proposed merger from
0.27 shares of BNI Common Stock per share of SFP Common Stock to 0.34 shares of BNI Common Stock per share of SFP Common Stock.

  On December 18, 1994, BNI and SFP entered into Amendment No. 2 to the Original Merger Agreement ("Amendment No. 2") to further increase the exchange ratio in the proposed merger from 0.34 shares of BNI Common Stock per share of SFP Common Stock to 0.40 shares of BNI Common Stock per share of SFP Common Stock. Concurrently with the execution of Amendment No. 2, BNI and SFP announced a joint tender offer (the "Offer") for up to 63 million shares of SFP Common Stock. Pursuant to Amendment No. 2, SFP also agreed that if the Merger Agreement is terminated, under certain circumstances, it will pay BNI an amount equal to $50 million plus reimbursement of expenses up to $10 million. In connection with the approval of Amendment No. 2, BNI and SFP rescheduled the dates of their respective stockholder meetings to January 27, 1995, which date was subsequently changed to February 7, 1995, and a Joint Proxy Statement/Prospectus dated January 13, 1995 of BNI and SFP (the "Original Joint Proxy Statement/Prospectus") was distributed by BNI and SFP to their respective stockholders.

  On January 24, 1995, BNI and SFP entered into Amendment No. 3 to the Original Merger Agreement ("Amendment No. 3"). Pursuant to Amendment No. 3, SFP will be permitted, subsequent to the consummation of the Offer and prior to consummation of the merger contemplated by the Merger Agreement (the "Merger"), to repurchase up to 10,000,000 shares of SFP Common Stock provided certain conditions are satisfied (the "Repurchase Program"). Pursuant to Amendment No. 3, repurchases of SFP Common Stock under the Repurchase Program would have the effect of increasing the fraction of a share of BNI Common Stock into which each share of SFP Common Stock will be converted (the "Exchange Ratio"), from a minimum of 0.40 shares to a maximum of 0.4347 shares of BNI Common Stock. The Exchange Ratio would increase because the total number of shares of BNI Common Stock which would be received by all SFP stockholders as a group in the Merger would remain unchanged while the total number of shares of SFP Common Stock outstanding would be reduced by the number of shares of SFP Common Stock repurchased by SFP pursuant to the Repurchase Program. See "Amendment No. 3 to Merger Agreement" below. The exercise of options for SFP Common Stock would reduce the maximum exchange ratio from 0.4347 to a lower number that would vary with the number of options exercised. If all granted but unexercised SFP options as of December 31, 1994 were exercised and 10,000,000 shares of SFP Common Stock were repurchased, the Exchange Ratio would be 0.4308.

  Subject to the limitations set forth in the Merger Agreement and the SFP Credit Agreements (as defined below), repurchases under the Repurchase Program, including the amount and timing of any such repurchases, will be in the sole discretion of SFP. There can be no assurance that SFP will make any repurchases under the Repurchase Program whether or not such repurchases would be permitted under the terms of the Merger Agreement and the SFP Credit Agreements. SFP anticipates, as of this time, that at least $50 million for repurchases would be available under the terms of the Merger Agreement and the SFP Credit Agreements in 1995. See "Certain Financial Information."

  All other substantive terms of the proposed merger are identical to those set forth in the Merger Agreement prior to Amendment No. 3 and the Original Joint Proxy Statement/Prospectus. The terms of the Offer are not affected by Amendment No. 3.

  These Supplemental Joint Proxy Materials modify and supersede certain information contained in the Original Joint Proxy Statement/Prospectus and describe certain significant recent developments. These Supplemental Joint Proxy Materials should be read in conjunction with the Original Joint Proxy Statement/Prospectus.

  These Supplemental Joint Proxy Materials are being furnished to stockholders of BNI in connection with the solicitation of proxies by the BNI Board of Directors for use at the Special Meeting of Stockholders of BNI (the "BNI Special Meeting") to be held at Burlington Northern Railroad Company, 3017 Lou Menk Drive, Fort Worth, Texas 76131-2815, on February 7, 1995 at 10:00 a.m., Fort Worth time, and at any adjournment or postponement thereof.

  These Supplemental Joint Proxy Materials are also being furnished to the stockholders of SFP in connection with the solicitation of proxies by the SFP Board of Directors for use at the Special Meeting of Stockholders of SFP (the "SFP Special Meeting") to be held at the Arlington Park Hilton Conference Center, 3400 West Euclid Avenue, Arlington Heights, Illinois on February 7, 1995 at 3:00 p.m., Chicago time, and at any adjournment or postponement thereof.

  At the BNI Special Meeting and the SFP Special Meeting, the common stockholders of BNI and SFP, respectively, will be asked to adopt and approve the Merger Agreement between BNI and SFP, pursuant to which SFP is to merge with and into BNI, with BNI to be the surviving corporation in the Merger. In the Merger, each holder of SFP Common Stock will receive not less than 0.40 nor more than 0.4347 shares of BNI Common Stock per share of SFP Common Stock (subject to shares of SFP Common Stock being repurchased under the Repurchase Program and stock option exercises).

  All information herein concerning BNI has been furnished by BNI, and all information herein concerning SFP has been furnished by SFP. BNI has represented and warranted to SFP, and SFP has represented and warranted to BNI, that the particular information so furnished is true and complete.

  These Supplemental Joint Proxy Materials and the accompanying forms of proxy are first being mailed to stockholders of BNI and SFP on or about January 26, 1995.

                      AMENDMENT NO. 3 TO MERGER AGREEMENT

  The following is a brief summary of certain provisions of Amendment No. 3, a copy of which is attached as Appendix A to this Supplement and is incorporated herein by reference. The summary does not purport to be complete and is qualified in its entirety by reference to Amendment No. 3. ALL STOCKHOLDERS OF BNI AND SFP ARE URGED TO READ AMENDMENT NO. 3 IN ITS ENTIRETY. Capitalized terms not defined herein have the meanings set forth in the Merger Agreement.

  Amendment No. 3 provides that SFP may repurchase up to a maximum of 10,000,000 shares of SFP Common Stock in the Repurchase Program if, but only if, (a) such repurchase is permitted under the credit agreements to be entered into by SFP in connection with the Offer (the "SFP Credit Agreements"), as such agreements are in effect at the time the Offer is consummated (whether or not such agreements are in effect at the time of any such repurchase and without regard to any waiver of any term thereof) and (b) for any repurchases after March 31, 1995, (i) SFP's total debt (defined as the sum of short-term debt plus current maturities of long-term debt plus long-term debt, all as shown on the consolidated balance sheet of SFP and its consolidated subsidiaries in accordance with generally accepted accounting principles ("GAAP") ) as of its most recent quarter-end prior to such repurchase does not exceed the levels set forth below and (ii) cash capital expenditures on a cumulative basis from January 1, 1995, as of the most recent quarter-end prior to such repurchase, are at least at the levels set forth below.

  Amendment No. 3 further provides that the Exchange Ratio in the Merger would be equal to a fraction, (i) the numerator of which is 0.40, and (ii) the denominator of which is (A) the number of shares of SFP Common Stock outstanding (but excluding treasury stock and SFP Common Stock beneficially owned by BNI or acquired in the Offer by BNI) immediately prior to the Effective Time divided by (B) the sum of (1) the number of shares of SFP Common Stock outstanding (but excluding treasury stock and SFP Common Stock beneficially owned by BNI or acquired in the Offer by BNI) immediately prior to the Effective Time and (2) the aggregate number of shares of SFP Common Stock repurchased by SFP pursuant to the Repurchase Program. The exchange ratio will be adjusted in a corresponding manner if the Alternative Merger (as defined in the Original Joint Proxy Statement/Prospectus) is effected.

  As a result of the foregoing, repurchases under the Repurchase Program would have the effect of increasing the Exchange Ratio from 0.40 shares of BNI Common Stock per share of SFP Common Stock (which would remain the Exchange Ratio if no shares are repurchased under the Repurchase Program), to a maximum of 0.4347 shares of BNI Common Stock per share of SFP Common Stock if the maximum 10,000,000 shares of SFP Common Stock are repurchased and no SFP options are exercised.

  SFP Credit Agreements. It is anticipated that the SFP Credit Agreements will provide, among other things, that SFP may not declare or pay any dividend (other than dividends payable solely in SFP Common Stock) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of capital stock of SFP (other than pursuant to the Offer) or any warrants or options to purchase any such capital stock, whether outstanding on the date of the SFP Credit Agreements or thereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of SFP or any subsidiary (such declarations, payments, setting apart, purchases, redemptions, defeasance, retirements, acquisitions and distributions being "Restricted Payments"), except that, so long as no default or event of default under the SFP Credit Agreements exist or would exist after giving effect thereto:

    (a) SFP may make Restricted Payments on any date in an amount equal to the amount of the Primary Restricted Payments Basket (as defined below) on such date less the aggregate amount of Restricted Payments previously made pursuant to this clause (a); provided that no Restricted Payments may be made from amounts constituting part of the Primary Restricted Payments Basket under clause (b) of the definition of Primary Restricted Payments Basket unless SFP met the Eligibility Test (as defined below) for the immediately preceding fiscal quarter; and

    (b) in addition to the Restricted Payments permitted pursuant to the foregoing clause (a), SFP may make Restricted Payments in any fiscal quarter if (i) SFP met the Eligibility Test for the immediately preceding fiscal quarter, (ii) the amount of such Restricted Payments do not exceed the Additional Restricted Payments Basket (as defined below) on the date of such Restricted Payments less the aggregate amount of Restricted Payments previously made pursuant to this clause (b), and (iii) simultaneously with making such Restricted Payments, SFP makes a prepayment in respect of the term loans under the SFP Credit Agreements in an amount at least equal to the amount of such Restricted Payments.

  For purposes of the foregoing covenant, the following terms will have the following meanings:

  "Additional Restricted Payments Basket": means, on any date, an amount equal to 50% of the sum of Excess Adjusted Consolidated Cash Flow for each fiscal quarter of SFP ended after the date of the SFP Credit Agreements and prior to such date.

  "Adjusted Consolidated Cash Flow": means, for any period, consolidated income from continuing operations for such period, plus depreciation and amortization, deferred income taxes and merger-related costs (without duplication, net of tax benefit, if any), in each case to the extent deducted in determining such consolidated income from continuing operations as determined in accordance with GAAP applied on a consistent basis, less consolidated capital expenditures for such period provided that not more than $45 million in the aggregate (less the amount of income tax expense associated therewith) may be included for merger-related costs in calculating Adjusted Consolidated Cash Flow during the term of the SFP Credit Agreements.

  "Eligibility Test": SFP shall be deemed to have met the Eligibility Test for any fiscal quarter if Adjusted Consolidated Cash Flow for such fiscal quarter exceeds the amount set forth for such fiscal quarter under the column "Cash Flow Target" below.

                         CASH FLOW TARGET
QUARTER ENDED             (IN MILLIONS)
- -------------            ----------------
03/31/95................      $  8.0
06/30/95................       (28.0)
09/30/95................         3.0
12/31/95................        63.0
03/31/96................        31.0
06/30/96................         8.0
09/30/96................        40.0
12/31/96................        92.0
03/31/97................        42.0
06/30/97................        25.0
09/30/97................        60.0
12/31/97................       113.0
03/31/98................        49.0

                         CASH FLOW TARGET
QUARTER ENDED             (IN MILLIONS)
- -------------            ----------------
06/30/98................      $ 36.0
09/30/98................        73.0
12/31/98................       125.0
03/31/99................        58.0
06/30/99................        49.0
09/30/99................        89.0
12/31/99................       141.0
03/31/00................        58.0
06/30/00................        49.0
09/30/00................        89.0
12/31/00................       141.0
03/31/01................        58.0
06/30/01................        49.0

  "Excess Adjusted Consolidated Cash Flow": means, for any fiscal quarter, the amount, if any, by which Adjusted Consolidated Cash Flow for such fiscal quarter exceeds the amount set forth for such fiscal quarter under the column "Cash Flow Target" above.

  "Primary Restricted Payments Basket": means, on any calculation date, the sum of (a) the Basic Amount plus (b) $5,000,000 for each fiscal quarter ended after the date of the SFP Credit Agreements in which SFP met the Eligibility Test. For purposes of the foregoing, the "Basic Amount" shall be (i) for any calculation date during the fiscal quarter ending March 31, 1995, $30,000,000,
(ii) for any calculation date during the fiscal quarter ending June 30, 1995, $40,000,000 and (iii) for any calculation date thereafter, $50,000,000.

  Indebtedness; Capital Expenditure Requirements. In addition, the amounts of indebtedness and capital expenditures referred to in clause (b) of the second paragraph of this Section are:

                                                        CUMULATIVE
                                                       CASH CAPITAL     DEBT
                                                       EXPENDITURES  BALANCE AT
     1995                                             AT QUARTER-END QUARTER-END
     ----                                             -------------- -----------
                                                            (IN MILLIONS)
   1st Quarter.......................................      $ 78        $2,160
   2nd Quarter.......................................       194         2,140
   3rd Quarter.......................................       301         2,125
   4th Quarter.......................................       360         2,045
     1996
     ----
   1st Quarter.......................................       423         2,101
   2nd Quarter.......................................       533         2,092
   3rd Quarter.......................................       628         2,073
   4th Quarter.......................................       675         2,017
     1997
     ----
   1st Quarter.......................................       738         2,071
   2nd Quarter.......................................       848         2,015
   3rd Quarter.......................................       943         1,997
   4th Quarter.......................................       990         1,850

                         ADDITIONAL RECENT DEVELOPMENTS

  Union Pacific Proposal; Discussions Concerning Amendment No. 3. On January 17, 1995, Drew Lewis, the Chairman and Chief Executive Officer of Union Pacific Corporation ("UPC"), sent the following letter to Robert D. Krebs, Chairman, President and Chief Executive Officer of SFP.

                                          January 17, 1995

Mr. Robert D. Krebs
Chairman, President and CEO
Santa Fe Pacific Corporation
1700 East Golf Road
Schaumburg, IL 60173

Dear Rob:

  I am writing to inform you that Union Pacific has revised its acquisition proposal to increase the price to $18.50 per share in cash and to seek to acquire 100% of Santa Fe's outstanding shares in the tender offer.

  By using our Interstate Commerce Commission approved voting trust, your shareholders would receive immediate payment of the entire purchase price in our transaction, without bearing any risk relating to ICC approval of our combination with Santa Fe. By contrast, the new leveraged Burlington Northern transaction would require a delay of up to several years for payment of two-thirds of the purchase price to Santa Fe shareholders, and would require your shareholders to bear the risk of ICC approval.

  In addition to the all-cash advantage of our offer, we believe our transaction is superior to the Burlington Northern acquisition when one discounts BN's purchase price for the time delay in payment, the ICC risk of non-consummation of the BN transaction and the uncertain value of the BN stock to be received.

  Our preference remains to negotiate a merger agreement with Santa Fe. As your own advisors stated, we were very close to completing negotiation of a merger agreement before you announced your new transaction with Burlington Northern. We should be able to conclude our negotiations very quickly in light of our revised offer. We continue to believe it is a violation of your Board's fiduciary duties for Santa Fe to resist negotiating a transaction with Union Pacific.

  If you refuse to negotiate with us, we would be prepared to purchase shares in our tender offer without a merger agreement, provided that your shareholders tender at least 90% of Santa Fe's outstanding shares and other impediments such as the rights plan are eliminated. In order to complete the acquisition on a unilateral basis, we would first ask the ICC to approve an amendment to our voting trust agreement that would enable the trustee to cause Santa Fe, following the acquisition of Santa Fe shares, to agree to cooperate with us in obtaining ICC approval of a Santa Fe/Union Pacific combination. We would seek ICC approval of the amended voting trust agreement once Santa Fe shareholders vote to disapprove the Burlington Northern merger.

  Our offer, including the conditions to our transaction, remains unchanged in all other material respects. Given your rejection of our alternative $20 all-stock proposal made several months ago, we confirm our withdrawal of such alternative proposal.

                                          Sincerely,

                                          /s/ Drew

  On January 18, 1995, UPC amended its previously announced proposal to acquire SFP to provide that UPC would acquire all outstanding shares of SFP Common Stock for $18.50 per share in cash. The UPC proposal contemplates a tender offer followed by a second-step merger (the "UPC Proposal") in which all remaining outstanding shares of SFP Common Stock would be converted into $18.50 per share in cash.

  In January 1995, SFP renewed its suggestion that BNI consider the possibility of amending the Original Merger Agreement in the manner contemplated by Amendment No. 3. BNI initially made no substantive response to this suggestion. SFP also continued discussing this suggestion with Alleghany Corporation ("Alleghany"), a substantial SFP stockholder.

  Between January 19 and 24, representatives of BNI, SFP and their legal and financial advisors discussed the possibility of adopting Amendment No. 3. BNI's legal and financial advisors also discussed the proposed amendment with representatives of Alleghany.

  The SFP Board met on January 22, 1995 to consider the UPC Proposal. After hearing from management and SFP's financial and legal advisors, the Board decided to recommend that SFP stockholders not accept the UPC Proposal. The Board determined that the UPC Proposal is less favorable for SFP stockholders than the transactions under SFP's Merger Agreement with BNI.

  In reaching this determination, the SFP Board concluded that a BNI combination is an excellent strategic fit, presents substantial long-term benefits because of anticipated increases in operating income from the Merger (which are expected to result from both operating efficiencies and increased revenues) and is likely to receive Interstate Commerce Commission ("ICC") approval, or approval from any government agency or executive department to which the present ICC jurisdiction over railroad mergers is likely to be transferred. The Board also noted that the SFP/BNI tender offer allows stockholders who wish to do so to receive cash for a portion of their shares without waiting for regulatory approval, while at the same time the SFP/BNI Merger Agreement allows stockholders to participate on a tax-free basis in the ownership of the combined company.

  The Board also noted that, in its judgment, given the substantial long-term benefits of a SFP/BNI Merger, the value of the aggregate consideration available to SFP's stockholders under the SFP/BNI Offer and Merger exceeds the value of the consideration available to SFP's stockholders under the UPC Proposal. The Board further noted that the stock to be received in the SFP/BNI Merger would be tax-free while the UPC Proposal would be a fully taxable transaction.

  The Board also received on January 22, 1995 an oral opinion from its financial advisor, Goldman, Sachs & Co. ("Goldman Sachs"), that, as of January 22, based on various considerations and assumptions, the aggregate of the cash and stock consideration to be received by all of the holders of outstanding shares of SFP Common Stock pursuant to the SFP/BNI Offer and Merger (the "Aggregate Consideration"), considered as a unitary transaction, is fair to such holders. In connection with this opinion, Goldman Sachs updated its evaluation of the UPC Proposal in light of the transactions contemplated by the then existing BNI Merger Agreement (the "BNI Transactions"). Since the UPC Proposal is for 100% cash, it has a nominal value of $18.50 per share of SFP Common Stock. Based on the foregoing, the analysis indicated that the UPC Proposal represented a 2.1% premium over the $18.125 closing price of SFP Common Stock on January 20, 1995. Based upon a BNI share price of $50.75 (closing price on January 20, 1995), Goldman Sachs calculated the nominal value of the BNI Transactions prior to Amendment No. 3 to be $20.20 per share of SFP Common Stock, consisting of $20.00 per share in cash for 33.2% of SFP Common Stock ($6.64) and 0.40 shares of BNI Common Stock per share of SFP Common Stock for 66.8% of SFP Common Stock ($13.56). Based on the foregoing, the analysis indicated that the BNI Transactions represented a 11.4% premium over the $18.125 closing price of SFP Common Stock on January 20, 1995. Based upon a BNI share price ranging from $44.00 to $53.00, Goldman Sachs calculated the per share nominal value of the BNI Transactions to range from $18.40 to $20.80. Goldman Sachs compared these values with the results of a discounted market price analysis based upon a BNI share price ranging from $46.00 to $54.00. After the application of a discount factor of 10% to the value of the stock portion of the BNI Transactions (on a dividend adjusted basis), the per share value of the BNI Transactions ranged from $17.38 to $19.32; at a discount factor of 15% such per share value ranged from $16.91 to $18.77.

  Goldman Sachs also presented an illustrative analysis of the discounted implied value of the BNI Transactions. In connection with this analysis, Goldman Sachs assumed 1997 earnings per share of the combined company to be $6.82 based on financial projections prepared by the senior managements of SFP and BNI and assuming that the synergies expected to be realized from the Merger (excluding certain non-recurring cash costs associated with the Merger) would be $336 million in the first year after the Merger is consummated (which was assumed to be 1997). Using a price/earnings multiple for premier railroad stocks from 11x to 13x, Goldman Sachs calculated the midpoint of the implied share price for BNI at December 31, 1996 to be $81.84. The foregoing calculations indicated that the discounted implied value of the BNI Transactions would be $23.18 per share of SFP Common Stock, consisting of $20.00 per share in cash for 33.2% of SFP Common Stock ($6.64) and 66.8% of the present value (assuming a 15% discount rate discounted for two years) of 0.40 shares of BNI Common Stock (based upon the midpoint calculated above of $81.84) per share of SFP Common Stock ($16.54). In preparing this illustrative analysis, Goldman Sachs assumed, with the consent of SFP, that the financial forecasts for SFP and BNI after giving effect to the Merger, including, without limitation, projected cost savings and operating synergies resulting from the Merger, had been reasonably prepared on a basis reflecting the best currently available judgments and estimates of SFP and BNI and that such forecasts would be realized in the amounts and at the times contemplated thereby.

  Goldman Sachs confirmed its January 22, 1995 oral opinion by delivery of its written opinion dated the date hereof. See the full text of the opinion of Goldman Sachs dated the date hereof (attached hereto as Appendix C), which takes account of Amendment No. 3 and sets forth assumptions made, matters considered and limits on the review undertaken by Goldman Sachs.

  At its January 22 meeting, the SFP Board also discussed the possibility of amending the Merger Agreement in the manner contemplated by Amendment No. 3 and of amending SFP's Shareholder Rights Plan (the "Shareholder Rights Plan"), as requested by Alleghany, to provide that the Rights thereunder would not be triggered until a stockholder acquired 15% or more of SFP's outstanding Common Stock (the "Rights Plan Amendment"). The threshold for triggering the Rights under the original Shareholder Rights Plan was 10%.

  Also on January 22, 1995, Mr. Krebs sent the following letter to Mr. Lewis:

Mr. Drew Lewis
Chairman and Chief Executive Officer
Union Pacific Corporation
Martin Tower
Eighth and Eaton Avenues
Bethlehem, Pennsylvania 18018

Dear Drew:

  This is in response to your letter to me dated January 17, 1995 in which you informed me that Union Pacific was amending its tender offer for shares of Santa Fe common stock and is seeking to negotiate a merger agreement with Santa Fe.

  As you know, Santa Fe is a party to a merger agreement, as amended, with Burlington Northern which provides for a strategic combination of the two companies, with significantly enhanced value for Santa Fe stockholders. The Santa Fe Board of Directors, at a meeting held today, has determined that Union Pacific's amended tender offer is less favorable for Santa Fe stockholders than the transactions under Santa Fe's amended merger agreement with Burlington Northern.

  In reaching this determination, the Santa Fe Board concluded that a Burlington Northern-Santa Fe combination is an excellent strategic fit, presents substantial long-term benefits because of anticipated increases in operating income from the merger (which are expected to result from both operating efficiencies and increased revenues) and is likely to receive ICC approval, or approval from any government agency or executive department to which the present ICC jurisdiction over railroad mergers is likely to be transferred. The Board also noted that the Santa Fe/Burlington Northern tender offer allows stockholders who wish to do so to receive cash without waiting for regulatory approval, while at the same time the Santa Fe/Burlington Northern merger agreement allows stockholders to participate on a tax-free basis in the ownership of the combined company.

  The Board also noted that, in its judgment, given the substantial long-term benefits of a Santa Fe/Burlington Northern merger, the value of the aggregate consideration available to Santa Fe stockholders under the Santa Fe/Burlington Northern tender offer and merger exceeds the value of the consideration available to Santa Fe stockholders under the amended Union Pacific tender offer. The Board further noted that the stock to be received in the Santa Fe/Burlington Northern merger would be tax-free while the Union Pacific tender offer would be a fully taxable transaction.

  The Board also received on January 22, 1995 an oral opinion from its financial advisor, Goldman, Sachs & Co., that the aggregate of the cash and stock consideration to be received by all of the holders of outstanding shares of Santa Fe common stock pursuant to the Burlington Northern/Santa Fe tender offer and merger considered as a unitary transaction, is fair to such holders.

  In light of these factors, the Board has decided not to terminate the Burlington Northern merger agreement in order to pursue a merger agreement with Union Pacific. In addition, the Board will continue to recommend to Santa Fe stockholders that they not tender their shares to Union Pacific.

  The Board also asked me to reemphasize that it has never put the company up for sale. Instead, the Board has agreed to a strategic combination with Burlington Northern which is likely to achieve a significant long-term increase in value for Santa Fe stockholders. The Board remains committed to optimizing long-term growth in the value of Santa Fe stock.

                                          Sincerely,

                                          /s/ Robert D. Krebs


  Voting Agreements. In connection with the execution of Amendment No. 3, two stockholders of SFP, Alleghany and Mr. George McFadden ("McFadden"), executed agreements (the "Voting Agreements") with BNI and SFP to vote all SFP Common Stock beneficially owned by them as of the December 27, 1994 record date for the SFP stockholder vote on the Merger in favor of the Merger Agreement at any special meeting of SFP's stockholders being held for such purpose for which the record date is December 27, 1994, provided only that SFP's Board of Directors continues to recommend that the stockholders of SFP vote for approval of the Merger Agreement. In connection with Alleghany committing to vote its SFP Common Stock in favor of the Merger Agreement, SFP adopted the Rights Plan Amendment. As of December 27, 1994, the record date for such special meeting, Alleghany beneficially owned 13,494,000 shares (or approximately 7.2%) of the then outstanding shares of SFP Common Stock and McFadden beneficially owned 1,809,800 shares (or approximately 0.9%) of the outstanding shares of SFP Common Stock.

  In Amendment No. 3 to its Schedule 13D filed by Alleghany with the Securities and Exchange Commission on January 24, 1995, Alleghany indicated that it presently intends to tender or cause the tender pursuant to the Offer of all of the shares of SFP Common Stock which it beneficially owns, and to reinvest the proceeds from such tender in purchases of SFP Common Stock. Based on information set forth in such Schedule 13D, the Board of Directors of Alleghany has authorized purchases of additional shares of SFP Common Stock up to an aggregate beneficial ownership by Alleghany of 9.9% of SFP Common Stock. In addition, Alleghany's Schedule 13D states that Alleghany management has indicated that it intends to request the Board of Directors of Alleghany to authorize additional purchases up to an aggregate beneficial ownership by Alleghany of 14.9% of SFP Common Stock. There can be no assurance that Alleghany will make any such purchases.

                   RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

  BNI. At a meeting on January 23, 1995, the Board of Directors of BNI, by unanimous vote, approved Amendment No. 3 to the Original Merger Agreement and the transactions contemplated thereby and the Voting Agreements. In reaching this determination, the BNI Board of Directors considered, among other things, reports from BNI management and BNI's legal and financial advisors updating the Board on recent developments, including the proposed Voting Agreements; and a presentation of Lazard Freres & Co. ("Lazard"), BNI's financial advisor, as to the financial aspects of Amendment No. 3. At that meeting Lazard rendered to the BNI Board of Directors its oral opinion that, based upon and subject to various considerations and such other factors as it deemed relevant, on January 23, 1995, an exchange ratio of 0.40 (the "Exchange Ratio") of a share of BNI Common Stock per share of SFP Common Stock, which will be adjusted upwards (to a maximum Exchange Ratio of 0.4347 shares of BNI Common Stock per share of SFP Common Stock) if SFP purchases shares of SFP Common Stock in the Repurchase Program, with the effect that the same aggregate number of shares of BNI Common Stock will be issued to SFP stockholders in the Merger regardless of whether SFP Common Stock is repurchased under the Repurchase Program, together with the consideration to be paid by BNI pursuant to the Offer, when taken as a whole, was fair to the holders of BNI Common Stock from a financial point of view. Lazard has also delivered its written opinion confirming, as of the date of these Supplemental Proxy Materials, its oral opinion of January 23, 1995.

  THE FULL TEXT OF THE WRITTEN OPINION OF LAZARD DATED THE DATE OF THESE SUPPLEMENTAL JOINT PROXY MATERIALS, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND THE REVIEW UNDERTAKEN WITH REGARD TO SUCH OPINION, IS ATTACHED AS APPENDIX B TO THESE SUPPLEMENTAL JOINT PROXY MATERIALS. BNI STOCKHOLDERS ARE URGED TO, AND SHOULD, READ THE OPINION CAREFULLY AND IN ITS ENTIRETY. LAZARD'S OPINION IS DIRECTED ONLY TO THE EXCHANGE RATIO AND THE CONSIDERATION TO BE PAID BY BNI IN THE OFFER, WHEN TAKEN AS A WHOLE, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER OF BNI AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE SPECIAL MEETING OF STOCKHOLDERS OF BNI. THE SUMMARY OF THE OPINION OF LAZARD SET FORTH IN THESE SUPPLEMENTAL JOINT PROXY MATERIALS SHOULD BE READ IN CONJUNCTION WITH THE SUMMARY OF LAZARD'S OPINION DATED JANUARY 13, 1995 SET FORTH IN THE ORIGINAL JOINT PROXY STATEMENT/PROSPECTUS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF ITS WRITTEN OPINION DATED THE DATE OF THESE SUPPLEMENTAL JOINT PROXY MATERIALS.

  In arriving at its oral and written opinions dated January 23, 1995 and the date of these Supplemental Joint Proxy Materials, respectively, and in discussing its January 23, 1995 opinion with BNI's Board of Directors, Lazard performed various financial analyses which analyses were substantially similar to those described in the Original Joint Proxy Statement/Prospectus. In performing its analyses, Lazard made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of BNI or SFP. The analyses performed by Lazard are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect actual market valuations or trading ranges, which may vary significantly from amounts set forth above.

  SFP. At a meeting on January 24, 1995, the SFP Board of Directors, after hearing presentations from SFP's management and financial and legal advisors, approved Amendment No. 3 and the Voting Agreements. In connection with the Voting Agreements, the SFP Board adopted the Rights Plan Amendment. The Board also changed the Distribution Date under the Shareholder Rights Plan from January 31, 1995 to February 28, 1995.

  In connection with its presentation to the SFP Board on January 24 and the opinion attached hereto as Appendix C, Goldman Sachs updated its evaluation of the BNI Transactions taking into account Amendment No. 3 to the Original Merger Agreement. After taking into account Amendment No. 3, Goldman Sachs calculated the nominal value of the BNI Transactions under two different scenarios. Assuming that SFP does not repurchase any shares of SFP Common Stock under the Repurchase Program and based upon a BNI share price of $50.625 (closing price on January 23, 1995), Goldman Sachs calculated such nominal value of the BNI Transactions to be $20.17 per share of SFP Common Stock, consisting of $20.00 per share in cash for 33.2% of SFP Common Stock ($6.64) and 0.40 shares of BNI Common Stock per share of SFP Common Stock for 66.8% of SFP Common Stock ($13.53). Based upon a BNI share price ranging from $44.00 to $53.00, Goldman Sachs calculated the per share nominal value of the BNI Transactions under this scenario to range from $18.40 to $20.80. Assuming that SFP repurchases the maximum of 10 million shares of SFP Common Stock under the Repurchase Program and based upon a BNI share price of $50.625 (closing price on January 23, 1995), Goldman Sachs calculated such nominal value of the BNI Transactions to range from $21.21 to $21.34 per share of SFP Common Stock, consisting of $20.00 per share in cash for 33.2% of SFP Common Stock ($6.64) and 0.4308 to 0.4347 shares of BNI Common Stock per share of SFP Common Stock for 66.8% of SFP Common Stock ($14.57 to $14.70). Based upon a BNI share price ranging from $44.00 to $53.00, Goldman Sachs calculated the per share nominal value of the BNI Transactions to range from $19.42 to $22.03 assuming an exchange ratio of
0.4347. The exchange ratio of 0.4347 assumes that no SFP stock options are exercised prior to the consummation of the Merger and that 115.3 million SFP shares (excluding treasury stock and SFP Common Stock beneficially owned by BNI or acquired in the Offer by BNI) are outstanding immediately prior to the consummation of the Merger. The calculation of the nominal value at this exchange ratio also assumes that a stockholder who tenders shares and is prorated to receive cash for 33.2% of its shares will not sell its remaining shares in the open market after the Offer is completed and before consummation of the Merger and that SFP purchases 10 million of its shares in the open market after the Offer is completed and before consummation of the Merger. The exchange ratio of 0.4308 assumes all granted but unexercised SFP stock options as of December 31, 1994 were exercised prior to the consummation of the Merger.

                              THE SPECIAL MEETINGS

PURPOSE OF THE BNI AND SFP SPECIAL MEETINGS

  The purpose of the BNI and SFP Special Meetings is to consider and vote upon the adoption and approval of the Merger Agreement. Pursuant to the Merger Agreement, upon consummation of the Merger, SFP will be merged with and into BNI, with each share of SFP Common Stock to be converted into the right to receive between 0.40 shares and 0.4347 shares of BNI Common Stock (or Holdings Common Stock, as the case may be).

  EACH OF THE BOARDS OF DIRECTORS OF BNI AND SFP HAS, BY UNANIMOUS VOTE, APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT ITS STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

VOTING AND REVOCATION OF PROXIES

  A CREAM PROXY CARD WITH A BLUE STRIPE for use at the BNI Special Meeting or a WHITE PROXY CARD WITH A BLUE STRIPE for use at the SFP Special Meeting, as the case may be, accompany these Supplemental Joint Proxy Materials. A stockholder may use the appropriate PROXY CARD if he or she is unable to attend the meeting in person or wishes to have his or her shares voted by proxy even if he or she does attend the meeting. A proxy may be revoked by the person giving it at any time before it is exercised by providing written notice of such revocation to the Secretary of BNI or SFP, as the case may be, by submitting a proxy having a later date, or by appearing at the meeting and electing to vote in person. Any proxy validly submitted and not revoked will be voted in the manner specified therein by the stockholder. IF A PROXY IS SUBMITTED BUT NO SPECIFICATION IS MADE THEREIN, SHARES OF BNI COMMON STOCK OR SFP COMMON STOCK, AS THE CASE MAY BE, REPRESENTED BY PROXY WILL BE VOTED FOR APPROVAL OF THE MERGER AGREEMENT. If you have already submitted a previously distributed proxy card, you do not need to submit the accompanying proxy card unless you wish to change your vote. A vote indicated on a previously submitted proxy card will be deemed to be a corresponding vote on the Merger Agreement unless you submit a subsequent proxy card changing your vote. Because approval of the Merger Agreement by BNI stockholders requires the affirmative vote of a majority of the shares of BNI Common Stock outstanding as of the Record Date, and approval of the Merger Agreement by SFP stockholders requires the affirmative vote of a majority of the shares of SFP Common Stock outstanding as of the Record Date, failures to submit a proxy, abstentions and broker non-votes will have the effect of a vote against approval of the Merger Agreement. Neither BNI's nor SFP's Board of Directors knows of any other matter that will be presented for action at either of the Special Meetings. If, however, any other matter properly comes before either of the Special Meetings, the persons named in the proxy or their substitutes will vote thereon in accordance with their judgment.

                         CERTAIN FINANCIAL INFORMATION

  The Repurchase Program. Pursuant to the Repurchase Program, SFP will be permitted, but not obligated, to repurchase shares of SFP Common Stock (with a resulting increase in the Exchange Ratio) if, but only if, permitted under the Merger Agreement and the SFP Credit Agreements. See "Amendment No. 3 to Merger Agreement" for a summary of certain of the terms of such Agreements. Under the terms of both agreements, however, SFP will be allowed to repurchase up to $30 million of SFP Common Stock prior to April 1, 1995 without regard to performance requirements or other limitations. After such date, SFP will be permitted to make repurchases of up to $40 million (during the second quarter of 1995) and up to $50 million after June 30, 1995 (which amounts generally will be reduced by repurchases made prior thereto) subject only to compliance with the capital expenditure and total debt provisions of the Merger Agreement. If SFP were to repurchase $50 million of SFP Common Stock at an average purchase price of $20 per share of SFP Common Stock (the same price as the Offer and as assumed in the pro forma financial statements included in the Original Joint Proxy Statement/Prospectus), the Pro Forma BNI with SFP Investment financial statements would not be affected and the SFP Recapitalized Pro Forma financial statements would be affected as follows: (i) pro forma long-term debt would increase or cash would decrease and stockholders' equity would decrease by $50 million, respectively, (ii) pro forma annual income from continuing operations would be approximately $3 million lower, and (iii) pro forma annual earnings per share would be unchanged, reflecting the lower pro forma income from continuing operations offset by the lower number of SFP shares outstanding. The estimated impact of this repurchase on the Pro Forma Combined financial statements would be as follows: (i) pro forma long-term debt would increase or cash would decrease and goodwill would increase by $50 million, respectively, (ii) pro forma annual income from continuing operations would decrease by approximately $4 million, and (iii) pro forma annual earnings per share would decrease by approximately $.03. At the $50 million repurchase level, the Exchange Ratio would increase to approximately 0.408.

  For all other repurchases, SFP must satisfy the various criteria set forth in the Merger Agreement and the SFP Credit Agreements. The combined impact of these restrictions is generally that additional repurchases can only be completed if SFP's future performance exceeds the cash flow targets set forth in the SFP Credit Agreements. These cash flow targets assume SFP financial performance which generally exceeds those accomplished by SFP for the pro forma periods presented in the Original Joint Proxy Statement/Prospectus. Accordingly, while SFP expects to have the ability to accomplish some level of repurchases, in order to accomplish a repurchase of the full amount of 10,000,000 shares, SFP would have to achieve future financial results which substantially exceed those accomplished by SFP for the pro forma periods presented. See the pro forma financial information set forth in the Original Joint Proxy Statement/Prospectus for information with respect thereto.

  SFP anticipates that, as of this time, that at least $50 million for repurchases would be available under the terms of the Merger Agreement and SFP Credit Agreements in 1995. However, there can be no assurance that, even if permitted under the Merger Agreement and SFP Credit Agreements, SFP will repurchase shares of SFP Common Stock under the Repurchase Program or, if it does, the amount, timing or prices of any such repurchase, all of which will be in the sole discretion of SFP.

  Additional Financial Considerations. As more fully set forth in the Original Joint Proxy Statement/Prospectus, in their application to the ICC for approval of the merger, BNI and SFP state that the Merger is expected to result in an increase in operating income of approximately $560 million per year, most of which will be achieved in the first three years following consummation of the Merger.

  There can be no assurance that these potential benefits will be realized or that the ICC will not impose conditions on the operations of the merged entity that will affect its ability to fully achieve any one or more of these benefits. Moreover, in order to achieve the increases in operating income mentioned above, it is expected that certain nonrecurring cash costs would be incurred, which would include relocation, employee separation and retraining and capital improvement costs. The ICC application states that those costs are approximately $350 million, a substantial portion of which will be incurred during the first year following consummation of the Merger. Additionally, the expected increase in operating income does not include the noncash effects of applying purchase accounting, which will reduce operating income. A more detailed description of what BNI and SFP have stated in the ICC application, as well as some important caveats about this information, is provided at pages 88 through 90 of the Original Joint Proxy Statement/Prospectus.

                                 MARKET PRICES

  On January 24, 1995, the closing prices of BNI Common Stock and SFP Common Stock as reported in The Wall Street Journal were $50 per share and $18 per share, respectively.

  BNI and SFP stockholders are urged to obtain current market quotations for the BNI Common Stock and the SFP Common Stock in connection with voting their shares.

                         CERTAIN ADDITIONAL INFORMATION

  Litigation. On January 18, 1995, UPC filed with the Delaware Chancery Court a motion seeking leave to file a Second Amended and Supplemental Complaint. The Second Amended and Supplemental Complaint that is the subject of UPC's motion proposes to add allegations based on certain events occurring after UPC filed its First Amended and Supplemental Complaint. In particular, the Second Amended and Supplemental Complaint seeks to add allegations that UPC's January 17, 1995 revised tender offer is purportedly superior to the proposed SFP-BNI merger, that SFP and BNI's proposed purchase of approximately 33 percent of SFP's shares threatens to irreparably harm SFP's stockholders, that SFP is purportedly "for sale" and that SFP's directors have breached their fiduciary duties to SFP and its stockholders by purportedly refusing to negotiate with UPC on a "fair and equal basis" regarding UPC's tender offer and merger proposal, by adopting on November 28, 1994 and purportedly threatening to employ the SFP Shareholder Rights Plan and by agreeing to a purportedly excessive termination fee and expense reimbursement provision payable to BNI under certain conditions if the proposed SFP-BNI merge is not consummated, all of which purportedly constitutes a course of conduct intended to improperly coerce SFP stockholders to favor the proposed SFP-BNI merger. The Second Amended and Supplemental Complaint further proposes to allege that BNI purportedly has aided and abetted SFP's directors in these alleged breaches by insisting on and agreeing to the termination fee and expense reimbursement provisions. The Second Amended and Supplemental Complaint proposes to seek, as additional relief to that requested in its First Amended and Supplemental Complaint, a mandatory injunction requiring SFP to adopt "fair and equitable" procedures for the acceptance and consideration of competing bids for SFP, an injunction against the operation of the SFP Shareholder Rights Plan or, alternatively, requiring SFP's directors to redeem the shareholder rights or render them inapplicable or unenforceable to UPC's tender offer and merger proposal, an injunction against BNI from purportedly aiding and abetting SFP's directors' alleged breaches of their fiduciary duties and a declaration that the termination fee and expense reimbursement provisions of the SFP-BNI Merger Agreement are invalid and unenforceable. UPC's motion for leave to file the Second Amended and Supplemental Complaint is currently pending before the Chancery Court. BNI, SFP and SFP's directors believe that the Second Amended and Supplemental Complaint is meritless and intend to oppose it vigorously.

  SFP Rights Plan. On January 24, 1995, SFP's Board of Directors amended the Rights Agreement dated as of November 28, 1994 between SFP and the Rights Agent party to the Rights Agreement. Prior to the Rights Plan Amendment, if any person (other than SFP, its affiliates or any person receiving newly-issued shares of SFP Common Stock directly from SFP) were to become the beneficial owner of 10% (the "Flip-In Percentage") or more of the then outstanding shares of Common Stock, each holder of a Right would thereafter have the right to receive, upon exercise at the then current exercise price of the Right, SFP Common Stock (or, in certain circumstances, cash, property or other securities of SFP) having a value equal to two times the exercise price of the Right. Among other amendments, the Rights Plan Amendment increased the Flip-In Percentage to 15%. The Shareholder Rights Plan does not apply to any acquisition of shares of SFP Common Stock by BNI pursuant to the terms of the Merger Agreement and consequently the provisions of the Shareholder Rights Plan would not apply to the Offer or the Merger. A more detailed description of the Shareholder Rights Plan is provided under "Rights Plans-SFP Rights Plan" in the Original Joint Proxy Statement/Prospectus.

  Regulatory Developments. A number of proposals are under discussion by various committees of the United States Congress which in general contemplate the termination of funding for the ICC and the transfer of its functions to other Federal agencies. The proposals contemplate transfer of the ICC's authority over rail mergers to the Department of Transportation or Department of Justice. BNI and SFP believe that it is likely the time period for obtaining merger approval will be shorter under these proposals than under the present regulatory framework. There can be no assurance that any such proposal will be enacted or, if enacted, what effect any such proposal might have on the timing or eventual approval of the Merger.

                                 LEGAL MATTERS

  Under the Merger Agreement, after approval of the Merger by SFP's stockholders, SFP's Board will no longer have any right to negotiate with or provide confidential information to third parties, and SFP will not be able to accept a better offer for a business combination. BNI's Board is subject to the same restrictions after approval of the Merger by its stockholders. The Chancery Court has noted that it retains the power to grant relief sought by any of the plaintiffs, regardless of SFP stockholder approval at the SFP Special Meeting. See "Other Matters--Certain Pending Litigation" in the Original Joint Proxy Statement/Prospectus. However, SFP believes that a fully-informed stockholder vote in favor of the Merger may preclude relief for the plaintiffs.

                                                                      APPENDIX C


                        OPINION OF GOLDMAN, SACHS & CO.

[Goldman, Sachs & Co. Letterhead & Logo]

PERSONAL AND CONFIDENTIAL

January 25, 1995

Board of Directors
Santa Fe Pacific Corporation
1700 East Golf Road
Schaumburg, Illinois 60173-5860

Gentlemen and Madame:

You have requested our opinion as to the fairness to the holders of the outstanding shares of common stock, par value $1.00 per share (the "Common Stock"), of Santa Fe Pacific Corporation (the "Company") of the Aggregate Consideration (as defined below) to be received pursuant to the Agreement and Plan of Merger, dated as of June 29, 1994, as amended to January 24, 1995, among Burlington Northern Inc. ("BNI") and the Company (the "Agreement") in connection with the merger of the Company with and into BNI (the "Merger").

The Agreement provides for a joint tender offer (the "Joint Tender Offer") pursuant to which the Company and BNI will pay $20 per share for an aggregate of 63 million shares of Common Stock. The Agreement further provides that following completion of the Joint Tender Offer and the appropriate regulatory approvals, the Company will be merged with and into BNI and each outstanding Share (other than Shares already owned by BNI) will be exchanged for shares of common stock, with no par value, of Burlington Northern Inc. ("BNI Common Stock") in accordance with the Exchange Ratio provided for in the Agreement. The aggregate of the cash and stock consideration to be received by all of the holders of outstanding shares of Common Stock of the Company pursuant to the Joint Tender Offer and Merger is herein referred to as the "Aggregate Consideration".

Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having performed various investment banking services for the Company from time to time, including having acted as managing and co-managing underwriter of public offerings of Common Stock of the Company in October 1991 and June 1992, respectively, having acted as financial advisor on the asset exchange between the Company and Hanson Natural Resources Company in June 1993, having acted as managing underwriter of a public offering of Common Stock of Santa Fe Pacific Gold Corporation, a subsidiary of the Company, in June of 1994, having acted as co-managing underwriter of public offerings of 8 3/8% Notes due 2001 and 8 5/8% Notes due 2004 of the Company in January 1994, as well as having acted as the Company's financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. We also have committed to participate as co-arranger and arranging agent on the Company's bank financing and co-dealer managers in connection with the Joint Tender Offer. We also have provided certain investment banking services to BNI from time to time, including acting as co-managing underwriter of a public offering of BNI Common Stock in November 1991, acting as managing underwriter of a public offering of 6 1/4% Cumulative Convertible Preferred Stock in November 1992, and acting as a co-managing underwriter in a public offering of 7 1/2% Debentures due 2002 in July 1993, and we may provide investment banking services to BNI in the future. We have also provided certain investment banking services to Union Pacific Corporation ("UPC") from time to time, including having acted as co-managing underwriter of a public offering of 7 7/8% Notes due 2002 in February 1992, a public offering of 8 5/8% Sinking Fund Debentures due 2022 in May 1992, a public offering of 6% Notes due 2003 in August 1993, a public offering of 7% Notes due 2000 in June 1994, a public offering of 6 1/8% Notes due 2004 in January 1994, and as sole managing underwriter of a public offering of 6.12% Equipment Trust Certificates due February 1, 2004 in January 1994.

In connection with this opinion, we have reviewed, among other things, the Agreement; the Offer to Purchase dated December 23, 1994 of SFP and BNI, as amended and supplemented to the date hereof; the Joint Proxy Statement/Prospectus dated October 12, 1994, as amended and supplemented to the date hereof; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company and BNI for the five years ended December 31, 1993 (and any amendments thereto); certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and BNI (and any amendments thereto); certain other communications from the Company and BNI to their respective stockholders; certain Current Reports on Form 8-K of the Company and BNI; and certain internal financial analyses and forecasts for the Company and BNI prepared by their respective managements. We also have reviewed the Proxy Statement, dated October 28, 1994, as amended and supplemented to the date hereof, of UPC, which solicits proxies in opposition to the Merger and the Offer to Purchase, dated November 9, 1994 of UPC, as amended and supplemented to the date hereof, which sets forth the proposal of UPC to acquire the outstanding shares of Common Stock of the Company by means of a cash tender offer and merger (the "UPC Proposal"). We also have held discussions with members of the senior management of the Company and BNI regarding the past and current business operations, financial condition and future prospects of their respective companies. Furthermore, we have considered the views of the senior management of the Company regarding the strategic importance of, and potential synergies expected to be realized from, the Merger. In addition, we have reviewed the reported price and trading activity for the Common Stock and BNI Common Stock, compared certain financial and stock market information for the Company and BNI with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the railroad industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

We have relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by us for purposes of this opinion. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or BNI or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed with your consent that the transaction will receive regulatory approval in the manner contemplated by the Company.

Based upon and subject to the foregoing and based upon such other matters as we considered relevant, it is our opinion that as of the date hereof the Aggregate Consideration to be received by all of the holders of the outstanding shares of Common Stock of the Company pursuant to the Joint Tender Offer and the Merger, considered as a unitary transaction, is fair to such stockholders.

Very truly yours,

/s/ Goldman, Sachs & Co.
- ------------------------
Goldman, Sachs & Co.

                                                            SANTA FE
                                                            PACIFIC
                                                            CORPORATION
- --------------------------------------------------------------------------------
 YOUR VOTE IS IMPORTANT               NOTICE OF
 Your management will appreciate      SPECIAL MEETING OF
 the prompt return of your signed     STOCKHOLDERS
 proxy so the shares you own will     AND
 be represented at the Special        PROXY STATEMENT
 Meeting of Stockholders.
- --------------------------------------------------------------------------------

                                      To be held at
                                      Arlington Park Hilton Conference Center
                                      3400 West Euclid Avenue
                                      Arlington Heights, Illinois
                                      February 7, 1995
                                      3:00 p.m. Chicago Time